Exhibit 16.1



October 25, 2010

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549



Re:  Vital Products, Inc.
     File No. 333-127915

We have read the statements that we understand Vital Products, Inc. will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.01.



Very truly yours,


/s/ MSCM LLP
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MSCM LLP